UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

INTERNATIONAL BANCSHARES CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 17, 2023
My Fellow Shareholders:
Once again, we are preparing for our Annual Shareholders’ Meeting on Monday, May 15, 2023, at 5:00 pm, which will be held in person as we did last year. We encourage everyone to arrive no later than 4:30 p.m. to avoid delays in beginning the meeting promptly at 5:00 p.m. The meeting will be held at the IBC Annex Building at 2416 Jacaman Rd. Laredo, Texas 78041. We will celebrate our 57th anniversary in September of this year, and vow to continue working hard to achieve another successful 57 years.
In preparation for the meeting, I’m enclosing the Annual Report to Shareholders containing financial statements audited by RSM US LLP, as well as the formal Notice of Annual Meeting of Shareholders, Proxy Statement and a Proxy Card. The Proxy Card has been provided for the purpose of voting on the election of Directors and other issues to be presented at the meeting. In order to have a quorum at the meeting, I urge you to complete and sign the Proxy Card and return it in the enclosed self-addressed envelope.
IBC continues to achieve some of the best returns in its history even with the huge challenges we faced with COVID-19 because we focused on revenue performance and especially cost controls. We delivered the best year in our long and successful history in 2022. As we move forward, excellence must continue to be the objective to sustain our record of being a high-performance bank holding company. You have my commitment to keep that focus.
	2022	2021
Net Income	$300,232,000	$253,922,000
Total Assets	$15,501,467,000	$16,046,236,000
Return on Your Shareholders’ Equity	12.52%	11.28%
Basic Earnings per Share—Adjusted for Dividends	$4.83	$4.01
The world appears to be finally coming to grips with COVID-19, as many businesses are now operating normally. That is clearly the case at IBC. We are back to full operations. Although we had to briefly close some branches during the intense periods of COVID-19, we never shut our physical branches down and sent our people home. We stood our ground and continued to provide the essential services our customers and communities deserve. The effects of COVID-19 still linger, including with respect to supply chain disruptions, creating many problems for virtually every business. All these disruptions created by the pandemic are proving difficult to overcome. The struggles that our country now faces with exploding inflation and the terrible Ukraine war may prove more difficult to overcome than the pandemic. The country is facing a huge new crisis spawned by excessive government spending during the fight to overcome the Covid pandemic. With government pouring trillions into the economies all over the world, inflation has been turned loose to ravage the world’s economies, including America. This inflation has set the FED on an aggressive inflation fighting war that has more than doubled borrowing costs for customers and is rapidly raising bank deposit costs by 300 to 400 percent. As we emerge from 12 years of zero interest rates, this aggressive action is causing many collateral consequences. We have seen the first negative reaction with the takeover of Silicon Valley Bank (SVB) and Signature Bank in New York by the FDIC. As a result of that shock, the Treasury and FED took immediate steps by providing full insurance coverage for all the depositors at those two banks in order to contain the panic that could have resulted in a contagion disrupting the entire banking system and causing extreme negative consequences. Although the water has stayed choppy, the negative conditions appear to be settling down. Time will tell how this next act of the banking problems will play out. Hopefully, the leadership of our country and around the world will make the right decisions to allow our nation and the world to successfully navigate this challenging period.
I want to make sure each shareholder understands, your management team has been intensely focused on protecting the future of IBC and your investment. As we pointed out in our earnings release on February 23, 2023, your management team took immediate and effective steps to right-size IBC’s operation during 2020-2021 to make certain that every area of your company was performing and doing so at the lowest cost possible.

We reduced expenses in the last two years by 15% and continued to build the company’s non-interest income. Those effective steps are why we have produced an exceptional 2022. In our press release announcing our record 2022 earnings, I said: “In addition to this stellar performance in 2022, we are confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base and responsive management strategies to position us for continued success.” I want to reaffirm those remarks by clearly stating that IBC is solid. We have managed through many, many crisis periods over our 57 years and have always continued to succeed because our primary responsibility is to protect the deposits of our customers and perform for you, our shareholders. When you start with these core values and you never forget your duty, you will always succeed.
On January 31, 2023, your Board of Directors approved a sixty-three cents ($.63) per share cash dividend payable to all holders of common stock, $1.00 par value, of record on February 15, 2023, which was paid to you on February 28, 2023. This dividend was increased by 5% from our immediately preceding dividend, which continues our history of increasing dividends.
As you know, we participate in the householding program, and each household will only receive one copy of IBC’s 2022 Annual Report, Notice of Annual Meeting and Proxy Statement. However, each registered shareholder in the household will receive a personalized Proxy Card with the voting shares, which will allow each shareholder to vote independently. Furthermore, to reduce our cost and improve the dividend payment process, we urge you to select direct deposit to receive your cash dividend.
AS ALWAYS, WE ENCOURAGE YOU TO VOTE YOUR SHARES PRIOR TO THE MEETING BY COMPLETING, SIGNING, AND RETURNING THE PROXY CARD.
As in prior years, we plan on having a social time immediately following our business session to provide you an opportunity to visit with your staff and enjoy the evening. Just one last reminder, the meeting will begin promptly at 5:00 p.m. and it will be held at the IBC Annex Building on Jacaman Road. Please plan on arriving early in order to be assembled for the start of the meeting.
Sincerely yours,
Dennis E. Nixon
President
Enclosures